Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

RxSight, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	457(c) and 457(h)	1,094,670(2)	$13.41(4)	$14,679,524.70	0.0000927	$1,360.79
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	457(c) and 457(h)	273,667(3)	$11.39(5)	$3,117,067.13	0.0000927	$288.95
	Total Offering Amounts		1,368,337		$17,796,591.83		$1,649.74
	Total Fee Offsets						—
	Net Fee Due						$1,649.74

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan on March 3, 2022 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to the provision contained in the 2021 Plan, on the first day of each fiscal year beginning with the 2022 fiscal year and ending with the 2031 fiscal year, the number of shares authorized for issuance under the 2021 Plan is automatically increased by the least of (i) 7,260,406 shares of Common Stock, (ii) four percent (4%) of the outstanding number of shares of Common Stock on the last day of the immediately preceding fiscal year, or (iii) such number of shares of Common Stock as determined by the administrator of the 2021 Plan.

(3)

Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on March 3, 2022 pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to the provision contained in the 2021 ESPP, on the first day of each fiscal year beginning with the 2022 fiscal year and ending with the 2031 fiscal year, the number of shares authorized for issuance under the 2021 ESPP is automatically increased by the least of (i) 1,452,081 shares of Common Stock, (ii) one percent (1%) of the outstanding number of shares of Common Stock on the last day of the immediately preceding fiscal year, or (iii) such number of shares of Common Stock as determined by the administrator of the 2021 ESPP.

(4)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $13.41 per share, based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 2, 2022.

(5)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $13.41 per share, based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 2, 2022. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be equal to 85% of the fair market value on the enrollment date or on the exercise date, whichever is lower.